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Exhibit 99.1

The Thomson Corporation Metro Center, One Station Place Stamford, CT 06902 Tel (203) 539-8000 www.thomson.com	Information Holdings Inc. 2777 Summer Street, Suite 602 Stamford, CT. 06905 Tel (203) 961-9106 www.informationholdings.com
News Release
FOR THOMSON:	FOR INFORMATION HOLDINGS INC.:
Media Contact Jason Stewart Director, Public Relations (203) 539-8339 jason.stewart@thomson.com	Media Contact Vincent A. Chippari Information Holdings Inc (203) 961-9208 vchippari@informationholdings.com
Investor Contact Frank Golden Vice President, Investor Relations (203) 539-8470 frank.golden@thomson.com
FOR IMMEDIATE RELEASE

Thomson and Information Holdings Inc. Announce Extension of HSR Waiting Period for Proposed Thomson Acquisition of IHI

STAMFORD, Conn., August 12, 2004—The Thomson Corporation (NYSE: TOC; TSX:TOC) and Information Holdings Inc. (NYSE: IHI) announced today that Thomson and IHI have received a request for additional information and documentary material from the Department of Justice (DOJ) following DOJ's review of the proposed acquisition of IHI by Thomson.

        Accordingly, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is extended and will expire 30 days after substantial compliance by Thomson and IHI with this "second request" unless terminated earlier by the DOJ. Thomson and IHI intend to respond promptly to the request.

        The transaction is expected to close later this year pending approval by IHI's stockholders and regulatory authorities and the satisfaction of other customary closing conditions. The special meeting of IHI stockholders to consider and vote on the transaction will be held on Tuesday, August 31, 2004 at 2:00 p.m., Eastern Daylight Time.

The Thomson Corporation

        The Thomson Corporation (www.thomson.com), with 2003 revenues from continuing operations of $7.44 billion, is a global leader in providing integrated information solutions to business and professional customers. Thomson provides value-added information, software tools and applications to more than 20 million users in the fields of law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare. With operational headquarters in Stamford, Conn., Thomson has approximately 38,000 employees and provides services in approximately 130 countries. The Corporation's common shares are listed on the New York and Toronto stock exchanges (NYSE: TOC; TSX: TOC).

Information Holdings Inc.

        IHI is a leading provider of information products and services to intellectual property and life science markets. IHI's data businesses, which include MicroPatent®, Master Data Center™ and IDRAC, provide a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. IHI's Liquent unit is a leading provider of life science regulatory intelligence and publishing solutions.

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        This news release includes forward-looking statements, which are based on certain assumptions and reflect current expectations of Thomson and Information Holdings Inc. These forward-looking statements, such as expectations of Thomson and IHI regarding the expected timing for completing the transaction and any other statements about Thomson or IHI's managements' future expectations, beliefs, goals, plans or prospects, are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of the factors that could cause actual results to differ materially from current expectations are discussed in materials Thomson or IHI has filed with the securities regulatory authorities in Canada and the United States, as the case may be, from time to time, including the Thomson annual report on Form 40-F for the year ended December 31, 2003 and the IHI annual report on Form 10-K for the year ended December 31, 2003, both filed with the SEC. These risks include those associated with the ability of Thomson to fully derive anticipated benefits from its acquisitions, the ability to consummate the transaction, the ability of Thomson to successfully integrate IHI's operations and employees and the ability to realize anticipated synergies and cost savings. Thomson and IHI each disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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  Exhibit 99.1